UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 23, 2009
FIRST NIAGARA FINANCIAL GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23975	42-1556195

(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6950 South Transit Road, P.O. Box 514, Lockport, NY	14095-0514

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (716) 625-7500
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
Item 8.01. Other Events.
Item 9.01. Financial Statements and Exhibits.
SIGNATURE
EX-23.1
EX-99.1
EX-99.2
EX-99.3

Item 7.01 Regulation FD Disclosure
     The following is a discussion of certain unaudited financial information from June 30, 2009 to August 31, 2009, as disclosed in First Niagara Financial Group, Inc.’s (“First Niagara”) Preliminary Prospectus Supplement dated September 23, 2009 to its Prospectus dated December 19, 2008.
     Results during the two month period ended August 31, 2009 reflect similar trends as those experienced during the first six months of 2009. At August 31, 2009, we had total assets of $12.4 billion, deposits of $6.2 billion and stockholders’ equity of $1.9 billion. Financial highlights for the two month period ended August 31, 2009 include the following:
•	Total commercial loans increased $65.2 million, or 10% annualized, since June 30, 2009 reflecting our continued strategic focus on this portfolio and decreased competition as larger banks and nonbank entities face liquidity and capital issues.

•	Residential mortgage loans decreased $60.0 million, or 20% annualized, since June 30, 2009 as declining interest rates have increased loan refinancing activity, including loans held by other financial institutions. However, consumer preference continues to be for long-term fixed rate products which we do not hold in our portfolio, which has led to the decrease in residential mortgage loan balances. Residential real estate loan originations for the two month period ended August 31, 2009 amounted to $104.2 million.

•	Core deposits increased $204.2 million, or 27% annualized, since June 30, 2009 and now represent 75% of total deposits, indicative of customer preferences for short term products and our focus on building our lower cost, relationship based deposit customers.

•	Our investment securities portfolio increased by $783.9 million to $4.5 billion at August 31, 2009, reflecting our strategy of utilizing low cost, short-term borrowings to pre-buy interest earning assets in anticipation of receiving $3.1 billion in cash in our acquisition of NatCity Branches. Our portfolio remains a highly stable source of liquidity to fund our loan growth with an expected average life ranging from two to three years.

•	Total borrowings increased $828.2 million to $4.0 billion at August 31, 2009 from June 30, 2009, which were utilized to fund our strategy of pre-buying interest earning assets. Upon the September 4, 2009 closing of the Branch Acquisition of the NatCity branches, we repaid $2.7 billion of short-term borrowings with a portion of the cash we received.

•	Our tax equivalent net interest rate margin increased 11 basis points to 3.74% for the two months ended August 31, 2009 as compared to the quarter ended June 30, 2009. We utilized low cost, short-term borrowings to fund our strategy of pre-buying interest earning assets, resulting in a 110 basis point decrease in the rates on our borrowings. This, coupled with our product mix shifting from maturing higher costing certificates of deposit accounts to lower rate money market and core deposit accounts, resulted in a 43 basis point decrease in the rates paid on our interest bearing liabilities. For the two months ended August 31, 2009 our net interest income was $64.7 million.

•	Nonperforming loans increased from $52.3 million, or 0.81% of total loans, at June 30, 2009 to $59.1 million, or 0.92% of total loans, at August 31, 2009, primarily as the result of one relationship in our commercial business portfolio. At August 31, 2009, the allowance for credit losses represented 1.27% of total loans as compared to 1.28% at June 30, 2009, while the allowance for credit losses as a percentage of nonperforming loans decreased to 139% at August 31, 2009, compared to 158% at June 30, 2009.

•	Our efficiency ratio improved to 55.8% for the two months ended August 31, 2009 as compared to 62.6% for the quarter ended June 30, 2009, a reflection of our increasing net interest income.

•	All capital ratios of First Niagara Bank remained above the “well-capitalized” level.
Unless indicated above, the discussion set forth above does not include the effects of the Branch Acquisition, which closed on September 4, 2009. Our third quarter results will include approximately $31.3 million in one-time expenses associated with the Branch Acquisition.
Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements with respect to First Niagara’s financial condition and results of operations. Forward-looking statements are generally identified by the use of words “believe,” “expect,” “intend,” “anticipate,” “estimate,” and other similar expressions. These forward-looking statements involve certain risks and uncertainties. You should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, (1) adverse developments in the capital markets in general or in the markets for financial institutions stock in particular; (2) changes in legislation or regulatory requirements affecting financial institutions, including the current debate in Congress as to restructuring the financial services industry; (3) changes in the interest rate environment; and (4) adverse changes in general economic conditions.
Item 8.01. Other Events.
     On July 26, 2009 we entered into a merger agreement (the “Merger Agreement”) with Harleysville National Corporation and its wholly owned subsidiary, Harleysville National Bank (the “Merger”). At June 30, 2009, Harleysville National Corporation had $5.2 billion in assets and $4.0 billion in deposits, and through Harleysville National Bank operated 83 branch locations in the metropolitan Philadelphia, Pennsylvania market area. Under the terms of the Merger Agreement, stockholders of Harleysville National Corporation will receive 0.474 shares of First Niagara stock for each share of common stock they own, subject to a downward adjustment in the event loan delinquencies, as defined in the Merger Agreement, of Harleysville National Corporation are equal to or greater than $237.5 million as of a month end prior to the closing. If loan delinquencies are equal to or exceed $350.0 million as of any month end prior to the closing date, excluding any month end subsequent to February 28, 2010, First Niagara has the option to terminate the Merger Agreement. At August 31, 2009, Harleysville National Corporation loan delinquencies were approximately $199.8 million.
     Consummation of the Merger is subject to certain conditions, including, among others, approval of the Merger Agreement by the stockholders of Harleysville National Corporation, governmental filings and regulatory approvals and expiration of applicable waiting periods, the accuracy of specified representations and warranties of the other party, and the absence of a material adverse effects with respect to either party (with respect to Harleysville National Corporation, a material adverse effect is defined to include, among other events, loan delinquencies equal to or greater than $350.0 million as of any month end prior to the closing date, excluding any month end subsequent to February 28, 2010). Although no assurance can be given, the transaction is expected to close in the first quarter of 2010.
     On April 22, 2009, the Office of the Comptroller of the Currency (“OCC”), as the primary federal regulatory for national banks, imposed an individual minimum capital requirement on Harleysville National Bank, requiring it to increase its regulatory capital ratios. Pending completion of the Merger, and subject to various approvals, First Niagara is considering taking certain actions to assist Harleysville National Bank in achieving and maintaining “well capitalized” status and ameliorate the OCC’s supervisory concerns, including: (1) extending a loan, in an amount not to exceed $50.0 million, to Harleysville National Corporation, the proceeds of which would be contributed to Harleysville National Bank as Tier One capital, which loan could be secured by the stock of Harleysville National Bank; (2) having First Niagara Bank purchase up to $80.0 million of performing commercial loans from Harleysville National Bank; and (3) having Harleysville National Bank originate, for a fee, residential and home equity loans for First Niagara Bank, based on First Niagara Bank’s underwriting standards. There can be no assurance that any of these actions will be implemented, or will not be objected to by the relevant banking regulators, or if implemented, that the terms and conditions will be as discussed above, or that such actions will result in achieving the desired results.
     First Niagara has been named as a defendant in two separate class actions pending in the Court of Common Pleas, Montgomery County, Pennsylvania: Seibert v. Harleysville National Corp., et al.; and McAuvic v. Geraghty, et al. Both actions challenge the terms of the proposed Merger. The Seibert and McAuvic complaints each charge that Harleysville National Corporation and its directors breached their fiduciary duties to Harleysville National Corporation stockholders by failing to negotiate a fair price for Harleysville National Corporation stock. In addition, the plaintiffs claim that the process leading to the proposed Merger was unfair. The complaints allege that First Niagara aided and abetted the breaches of fiduciary duty by Harleysville National Corporation and its directors. First Niagara believes the claims in the complaints are without merit.
     This Current Report on Form 8-K contains (i) certain historical financial statements of Harleysville in Exhibits 99.1, 99.2 and 99.3 and (ii) the consent of Grant Thornton, LLP, the Independent Registered Public Accounting Firm of Harleysville in Exhibit 23.1.

Item 9.01. Financial Statements and Exhibits.
(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

23.1	Consent of Grant Thornton, LLP, Independent Registered Public Accounting Firm

99.1	Consolidated balance sheets of Harleysville National Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2008, with independent registered public accountants’ report thereon.

99.2	Unaudited consolidated balance sheets of Harleysville National Corporation and subsidiaries as of March 31, 2009 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the three months ended March 31, 2009 and 2008.

99.3	Unaudited consolidated balance sheets of Harleysville National Corporation and subsidiaries as of June 30, 2009 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the three months and six months ended June 30, 2009 and 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST NIAGARA FINANCIAL GROUP, INC.
DATE: September 23, 2009	By:	/s/ Michael W. Harrington
Michael W. Harrington
Chief Financial Officer (Duly authorized representative)